BADGER METER, INC.

                       NONQUALIFIED STOCK OPTION AGREEMENT


          THIS AGREEMENT dated as of the _____ day of _____________, _____, by and between Badger Meter, Inc., a Wisconsin corporation (the "Company"), and the undersigned employee (the "Optionee");

                                   WITNESSETH:

          WHEREAS, the Company has adopted the Badger Meter, Inc. Stock Option Plan (the "Plan"), to permit options to purchase shares of the Company's Common Stock, $1.00 par value per share ("Stock"), to be granted to certain key employees of the Company or any subsidiary of the Company (a "Subsidiary"); and


          NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the parties hereby mutually covenant and agree as follows:


          1. Grant of Options. Subject to the terms and conditions of the Plan and this Agreement, the Company grants to the Optionee the option to purchase from the Company all or any part of an aggregate number of _____ shares of Stock (hereinafter such shares of Stock are referred to as the "Optioned Shares", and this option to purchase the Optioned Shares is referred to as the "Option"). The Option is intended by the Company to constitute a nonqualified stock option.

          2. Option Price. The price to be paid for the Optioned Shares shall be ____________ _____________________________ ($_______) per share (the "Option
Price"), which has been determined by the Plan Administrator designated pursuant to Section 3 of the Plan to be not less than 100% of the fair market value of such stock on the date of grant.

          3. Exercise of Option. The Option may be exercised by the Optionee, in whole or in part, from time to time, during the period beginning one year after the date of this Agreement and ending ___________ ____, ________, but only in accordance with the following schedule:

                                             Cumulative Percentage
          Elapsed Number of                        of Shares
         Years After Date of                   Subject to Option
           This Agreement                    Which May Be Purchased
           --------------                    ----------------------
         Less than One Year                             0%
         One Year                                      20%
         Two Years                                     40%
         Three Years                                   60%
         Four Years                                    80%
         Five Years                                   100%

In the event of death, disability or retirement, 100% of the shares subject to Option may be purchased within twelve (12) months after the date of such termination, in accordance with the provisions of Section 5(c) herein. To the extent otherwise exercisable, the Option may be exercised following the termination of the employment relationship between the Optionee and Company only as provided in subsections (b) and (c) of Section 5 herein.

          4. Manner of Exercise and Payment. The Option may be exercised only by written notice to the Company by the Optionee of the Optionee's intent to exercise the Option, delivered or mailed by postpaid registered or certified mail addressed to the Secretary of the Company at its office in Milwaukee, Wisconsin, specifying the number of Optioned Shares in respect of which the Option is being exercised. Such notice shall be accompanied by payment of the entire Option Price of the Optioned Shares being purchased in cash or its equivalent.

          5.  Termination of Employment.
              -------------------------

          (a) If the Optionee's employment with the Company or a Subsidiary is terminated by the Company "for cause", or by the Optionee for any reason other than death, disability, or retirement, the Option shall terminate immediately upon such termination of employment.

          (b) If the Optionee's employment with the Company or a Subsidiary is terminated by the Company without cause, the Option may be exercised to the extent otherwise exercisable at the date of such termination of employment, in whole or in part, within three (3) months after the date of such termination of employment, but not thereafter.

          (c) If the Optionee's employment with the Company or a Subsidiary is terminated by reason of retirement, disability within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended ("Code") or death, the Option may be exercised, to the extent otherwise exercisable at the date of such termination of employment, in whole or in part, within twelve (12) months after the date of such termination of employment, but not thereafter. For purposes of the Section 5, termination by the Employer "for cause" shall mean any termination of the Optionee by reason of any action or omission on the part of the Optionee which is contrary to the interests of the Company or not in the interests of the Company.

          6.  Withholding Taxes.
              -----------------

          (a) It shall be a condition to the obligation of the Company to issue or transfer shares of Stock upon exercise of the Option that the Optionee pay to the Company upon its demand or otherwise make arrangement satisfactory to the Company for payment of such amount as may be requested by the Company for the purpose of satisfying its liability to withhold federal, state or local income or other taxes incurred by reason of the exercise of the Option. If any amount requested is not paid, the Company may refuse to issue to transfer shares of Stock upon exercise of the Option.

          (b)(i) The Optionee shall be permitted to satisfy the Company's withholding tax requirements by electing (the "Election") to have the Company withhold shares of Stock otherwise issuable to the Optionee or to deliver to the Company shares of stock having a fair market value on the date income is recognized pursuant to the exercise of the Option (the "Tax Date") equal to the amount required to be withheld. If the number of shares of Stock determined pursuant to the preceding sentence shall include a fractional share, the number of shares withheld or delivered shall be reduced to the next lower whole number and the Optionee shall deliver to the Company cash in lieu of such fractional share, or otherwise make arrangements satisfactory to the Company for payment of such amount.

          (ii) If the Optionee is an officer, director or more than 10% shareholder of the Company (an "Insider"), the full number of shares of Stock purchased may be issued to the Optionee upon exercise and the Optionee shall be unconditionally obligated to deliver to the Company, as soon as practicable after the Tax Date, the number of shares of Stock having a fair market value on the Tax Date equal to the amount required to be withheld. If the number of shares so determined shall include a fractional share, the Optionee shall deliver cash in lieu of such fractional share.

          (iii) The Election must be received by the Secretary of the Company at its principal office in Milwaukee, Wisconsin, prior to the Optionee's Tax Date; and if the Optionee is an Insider, the Election (1) shall not be effective until at least six months after the date of this Agreement; provided, however, that this restriction shall not apply in the event death or disability of the Optionee occurs prior to expiration of this six month period, and (2) must be received by the Secretary of the Company either six months or more prior to the Tax Date or during a ten-day period beginning on the third business day following the release of the Company's quarterly or annual summary statement of sales and earnings which occurs prior to the Tax Date.

          (iv) The Election shall be irrevocable, and shall be subject to disapproval, in whole or in part, by the Plan Administrator. The Election shall be made in writing and shall be made according to such rules and regulations and in such form as the Plan Administrator shall determine.

          7. Status of Optionee. The Optionee shall not be deemed for any purposes to be a shareholder of the Company with respect to any shares which may be acquired hereunder except to the extent that the Option shall have been exercised and a stock certificate has been issued.

          8. Nontransferability of Option. The Option shall not be transferable by the Optionee otherwise than by will or the laws of descent and distribution.

          9. Powers of Company Not Affected. The existence of the Option shall not affect in any way the right to power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred, or prior preference stock ahead of or affecting the Stock or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

          10. Adjustment of Number of Shares and Price. In the event of a capital adjustment resulting from a stock dividend (other than a stock dividend in lieu of an ordinary cash dividend), stock split, reorganization, recapitalization, merger, consolidation, combination or exchange of shares or the like, the Optioned Shares shall be adjusted in a manner consistent with such capital adjustment; provided, however, that no such adjustment shall require the Company to sell any fractional shares and the adjustment shall be limited accordingly. The determination of the Plan Administrator as to any adjustment shall be final.

          11. Restrictions on Optional Shares. Shares of stock purchased under the Plan and held by any person who is an officer or director of the Company, or who directly or indirectly controls the Company, may not be sold or otherwise disposed of except pursuant to an effective Registration Statement under the Securities Act of 1933 or in a transaction which, in the opinion of counsel for the Company, is exempt from registration under such Act. The Plan Administrator may waive the foregoing restrictions in whole or in part in any particular case or cases, or may terminate such restrictions, whenever the Plan Administrator determines that such restrictions afford no substantial benefit to the Company.

          12. Interpretation by Plan Administrator. As a condition of the granting of the Option, the Optionee agrees for himself and his legal representatives that any dispute or disagreement which may arise under, as a result of or pursuant to this Agreement, shall be determined by the Plan Administrator in its sole discretion, and any interpretation by the Plan Administrator of the terms of this Agreement shall be final, binding and conclusive.

          13. Employment. It is understood that nothing herein contained shall be deemed to confer upon the Optionee any right to continue in the employ of the Company, nor to interfere in any way with the right of the Company to terminate the employment of the Optionee at any time.

          14. Benefits of Agreement. The benefits and obligations under this Agreement shall inure to and be binding upon all successors of both parties to this Agreement.

          IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officers and its corporate seal hereunto affixed, and the Optionee has hereunto affixed his hand and seal, as of the day and year first above written.


                                        BADGER METER, INC.


                                        By: __________________________________
                                                  President


                                        Attest _______________________________
                                                  Secretary


                                        AGREED AND ACCEPTED


                                        --------------------------------------